Exhibit 10.15

March 15, 2015
Sanjay Kapoor
[PRIVATE ADDRESS]

Dear Sanjay:
I am pleased to confirm the offer for you to join A10 Networks, Inc., a Delaware corporation (the “Company”), in the position of Vice President Global Marketing. This is a full-time, regular exempt position, reporting to Lee Chen, President and CEO of A10 at our San Jose, CA. headquarters.
    Your starting base salary will be at a rate of $260,000.00 per year, less applicable taxes and other withholdings in accordance with the Company’s normal payroll schedule. You will also be eligible to participate in the Company’s Incentive Bonus Plan at an on target rate equal to fifty percent (50%) base pay.
    The Company will recommend to the Board of Directors of the Company (the “Board”) that you be granted an award of restricted stock units (the “Award”) to cover 95,000 shares of the Company’s Common Stock under the Company’s 2014 Equity Incentive Plan (the “Plan”). Each restricted stock unit granted represents the right to receive one share of the Company’s Common Stock upon vesting. Generally, the Award shall vest (assuming your continued employment with the Company or one of its subsidiaries or affiliates through each vesting date) over 4 years, annually.
    You will be entitled to receive the Company’s employee benefits made available to other employees at your level to the full extent of your eligibility. The effective date of medical, dental and vision insurance is on your employment start date.
    Your employment will be subject to your execution of the Company’s standard form relating to non-disclosure of confidential information and assignment of inventions to the Company. A copy is included with this offer. We also require successful completion of any outstanding reference and background checks and presentation of documentation giving you the right to work in the United States.
    By accepting this offer, you confirm that you are able to accept this job and carry out the work it would involve without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employer.
Your employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.
Subject to approval of the Board of Directors, you will also be entitled to the benefits set forth in (i) the form of Severance and Change of Control Agreement entered into between the Company and its other NEOs on December 1, 2013 (as summarized on pages 110-111 of the Company’s final Prospectus filed with the SEC on March 21, 2014), and (ii) the form of Indemnification Agreement entered into between the Company and its other executive officers and directors.
    The terms and conditions of this offer letter supersede any prior written or oral communications to you concerning employment at the Company. If this offer meets your approval, please acknowledge your acceptance by signing a copy of this letter below and confirming your start date. This offer is valid for three (3) business days following your receipt of this letter, and assumes a proposed start date not later than Monday March 30, 2015.

We look forward to a favorable reply and to welcoming you to A10 Networks, Inc.

Sincerely,

/s/ Ruth Welch

Ruth Welch
Senior Director Human Resources

Acknowledged and accepted:

/s/ Sanjay Kapoor
Sanjay Kapoor

Date:	3/15/2015

Start Date:	3/30/2015